Exhibit 99

	Contact:	William F. Burke
Douglas E. Moisan
(978) 681-7500
E-Mail Address: investorinfo@firstessex.com

First Essex Bancorp, Inc. Announces Earnings

Andover, MA July 16, 2003 – (NASDAQ: FESX) First Essex Bancorp, Inc. today reported that net income for the quarter ended June 30, 2003 was $4.9 million or $0.61 per diluted share as compared to $5.2 million or $0.65 per diluted share for the same period in 2002. Net income for the six months ended June 30, 2003 was $9.9 million or $1.23 per diluted share as compared to $9.9 million or $1.25 per diluted share for the same period of 2002.

Leonard A. Wilson, First Essex’s Chairman and Chief Executive Officer, stated “I am very pleased with the results for the second quarter. Excluding legal and investment banking fees associated with our pending merger with Sovereign Bancorp, which totaled approximately $875 thousand and reduced our diluted earnings per share by eleven cents, we would have earned $5.8 million or $.72 per share, a 14% increase over our first quarter’s result. This increase is primarily attributable to our continued ability to grow loans and manage pricing on both sides of the balance sheet. Of particular note is that our net-interest margin, in contrast to recent trends in the industry, expanded by .33% to 4.08% in the second quarter.”

Total loans increased 6% or $70.8 million to $1,200 million at June 30, 2003 from $1,129 million at December 31, 2002 and $90.0 million or 8% from $1,109 million at June 30, 2002. Total deposits decreased $25.7 million or 2% to $1,355 million at June 30, 2003 from $1,381 million at December 31, 2002 and increased $42.9 million or 3% from $1,312 million at June 30, 2002. Time deposits decreased $64.0 million or 11% while savings and transaction accounts increased $106.9 million or 15% since June 30, 2002.

Non-performing assets totaled $5.2 million or .29% of total assets at June 30, 2003 as compared to $4.3 million or .24% of total assets at December 31, 2002 and $3.3 million or .20% of total assets at June 30, 2002. Net charge-offs were $1.2 million and $3.2 million for the three and six months ended June 30, 2003, respectively, as compared to $2.5 million and $3.5 million for the same periods of 2002. The provision for loan losses was $1.9 million and $3.9 million for the three and six months ended June 30, 2003, respectively, as compared to $2.6 million and $4.4 million for the comparable periods of 2002. At June 30, 2003 the reserve for loan losses was $15.2 million or 1.26% of total loans as compared to $14.5 million or 1.27% and $13.7 million or 1.23% at December 31, 2002 and June 30, 2002, respectively.

Net interest income increased 7% or $1.1 million to $16.9 million for the three months ended June 30, 2003 versus $15.8 million for the same period of 2002. Net interest income increased 4% or $1.3 million to $32.3 million for the six months ended June 30, 2003 as compared to $31.0 million for the same period of 2002. Net interest margin was 4.08% and 3.92% for the three and six months ended June 30, 2003, respectively, as compared to 3.99% for both of the comparable periods of 2002.

Non-interest income decreased $360 thousand or 12% and $44 thousand or 1% for the three and six months ended June 30, 2003.  This decrease is primarily attributable to approximately $600 thousand of income recorded in the second quarter of 2002 relating to the settlement of an outstanding state income tax issue. Increases in gains recognized on sales of mortgage loans and loan and deposit fees were also recognized during the three and six month periods of 2003. Non-interest expenses increased $1.0 million or 12% and $1.1 million or 6% for the three and six months ended June 30, 2003 as compared to the same periods of 2002. This increase is primarily attributable to approximately $875 thousand in legal and investment banking fees associated with the pending acquisition of First Essex Bancorp, Inc. recognized during the second quarter of 2003.

First Essex Bancorp, Inc. is the holding company for First Essex Bank, Lawrence, Massachusetts.  First Essex Bank has eleven full-service banking offices in northern Massachusetts and nine in southern New Hampshire.  At June 30, 2003, the Company had total assets of $1.8 billion and deposits of $1.4 billion.  Deposits at First Essex Bank are insured up to the applicable limits by the FDIC, and all deposits in excess of the FDIC limits are insured in full by the additional coverage provided by the Depositors Insurance Fund.  Customers and investors can access First Essex Bancorp, Inc. products, special offers and financial information, as well as communicate via e-mail through the Internet using our site address of  http://www.firstessex.com.

On June 13, 2003, First Essex Bancorp, Inc. and Sovereign Bancorp, Inc. jointly announced the execution of a definitive agreement for Sovereign to acquire First Essex. Under terms of the agreement, each share of First Essex common stock will be exchanged for $48.00 in cash or 2.9250 shares of Sovereign common stock, subject to an election and allocation process. The merger is subject to approval by various regulatory agencies and First Essex shareholders. The transaction is valued at approximately $400 million and is expected to close in the first quarter of 2004.

The measurement of First Essex’s income exclusive of the legal and investment banking fees associated with the pending merger was determined by a method other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that this supplemental information is essential to a proper understanding of its operating results. However, such disclosure should not be viewed as a substitute for operating results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

First Essex Bancorp, Inc.

Consolidated Financial Highlights

	June 30, 2003	December 31, 2002
	(Dollars in thousands, except per share amounts)

Total Assets	$1,777,627	$1,775,930
Loans, net	1,184,336	1,114,258
Investments	400,108	346,386
Deposits	1,354,952	1,380,637
Borrowed Funds	224,155	207,408
Stockholders’ Equity	150,435	143,926
Book Value Per Share	19.45	18.79
Capital to Assets Ratio	8.46%	8.10%

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
	(Dollars in thousands, except per share amounts)
Interest and dividend income	$25,238	$26,747	$49,818	$53,251
Interest expense	8,369	10,978	17,511	22,216
Net interest income	16,869	15,769	32,307	31,035
Provision for loan losses	1,938	2,612	3,876	4,424
Net interest income after provision for loan losses	14,931	13,157	28,431	26,611
Noninterest income:
Gain on sales of loans	428	324	906	734
Loan fees	253	224	541	490
Other income	1,998	2,491	4,049	4,316
Total noninterest income	2,679	3,039	5,496	5,540
Noninterest expenses:
Salaries and employee benefits	4,586	4,342	9,203	8,874
Occupancy and equipment	1,245	1,268	2,538	2,497
Professional services	327	336	602	654
Information processing	751	786	1,499	1,530
Expenses, gains and losses on, and write downs of foreclosed assets	140	110	297	197
Amortization of intangible assets	339	361	678	723
Legal and investment banking fees associated with merger	875	—	875	—
Other	1,238	1,262	2,341	2,506
Total noninterest expenses	9,501	8,465	18,033	16,981
Income before provision for income taxes	8,109	7,731	15,894	15,170
Provision for income taxes	3,198	2,565	5,973	5,270
Net income	$4,911	$5,166	$9,921	$9,900

Earnings per share – basic	$.64	$.68	$1.29	$1.30
Earnings per share – diluted	$.61	$.65	$1.23	$1.25
Dividends declared per share	$.24	$.22	$.48	$.44
Weighted average shares outstanding – basic	7,724,834	7,625,220	7,712,575	7,597,646
Weighted average shares outstanding – diluted	8,089,091	7,974,615	8,051,233	7,927,454
Return on average assets	1.12%	1.24%	1.13%	1.21%
Return on average equity	13.34%	15.80%	13.49%	15.31%